This Amendment No. 1 to Form 8-K as filed on April 11, 1997 is amended as follows:

Item 5.  OTHER EVENTS

    On April 11, 1997, the Registrant issued a press release disclosing its first quarter operating results. A copy of this press release is attacned hereto as Exhibit 99.1 and is hereby incorporated by reference.

    Set forth below is a narrative discussion comparing the operating results of the first quarter of 1997 versus the operating results of the first quarter of 1996.


REVENUES     Revenues for the three months ended March 31, 1997 increased by
$56.2 million, or 81.5%, to $125.1 million compared to $68.9 million for the three months ended March 31, 1996. Approximately $42.4 million of the increase revenues over 1996 is attributable to the acquisition of MascoTech Stamping Technologies, Inc. ("MSTI") in May 1996. The remaining increase is due to new business awarded to the Company, including business relating to the Ford Escort, Econoline and Expedition, Dodge Ram Club Cab pick-up and Toyota Camry.

COST OF SALES     Cost of sales as a percentage of revenues for the three
months ended March 31, 1997 was 84.8% compared to 84.7% for the three months ended March 31, 1996. The decrease in gross margin was due to a higher proportion of components purchased from outside suppliers as a result of the MSTI and Trylon Corporation ("Trylon") acquisitions and launch costs associated with new business. These decreases were partially offset by operating efficiencies and enhanced productivity.

S, G & A EXPENSES     Selling, general and administrative expenses increased
to $5.8 million, or 4.6% of revenues, for the three months ended March 31, 1997 compared to $3.5 million, or 5.1% of revenues, for the three months ended March 31, 1996. The percentage decrease related to revenues reflects the economies of scale of higher gross sales. The increased expense was due primarily to incremental costs associated with the Company's acquisitions of MSTI and Trylon in 1996.

AMORTIZATION EXPENSE   Amortization expense for the three months ended March
31, 1997 was $660,000 compared to $375,000 for the three months ended March 31, 1996. The increase was due to incremental goodwill amortization related to the acquisitions of MSTI and Trylon.

INTEREST EXPENSE   Interest expense for the three months ended March 31, 1997 was $1.3 million compared to $1.3 million for the three months ended March 31, 1996. Interest expense was affected by increased borrowings incurred to fund the acquisitions of Trylon and MSTI and by the application of the proceeds from the June 1996 offering of 2,232,900 shares of common stock at $24.50 per share.

INCOME TAXES     The effective income tax rate was 40.0% for the three months ended March 31, 1997 and 40.1% for the three months ended March 31, 1996. The effective rates differed from the statutory rates primarily as a result of state taxes and non-deductible goodwill amortization.

During the three months ended March 31, 1997, the Company generated $4.6 million of cash from operations, which was used to partially fund capital expenditures.

The Company has made substantial investments in manufacturing technology and product design capability to support its products. The Company made capital expenditures of approximately $10.5 million for the three months ended March 31, 1997, primarily for equipment and dedicated tooling purchases related to new or replacement programs.


Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c)  EXHIBITS

          99.1 Press release dated April 11, 1997 - Tower Automotive, Inc. Announces Increased First Quarter Revenues and Operating Income

                                      SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       TOWER AUTOMOTIVE, INC.



DATE:  April 11, 1997                  BY:/S/ANTHONY A. BARONE
                                       Name:  Anthony A. Barone
                                       Title: VICE PRESIDENT AND CHIEF
                                              FINANCIAL OFFICER (PRINCIPAL
                                              ACCOUNTING AND FINANCIAL OFFICER)